Exhibit 12


                       Ford Motor Company and Subsidiaries


CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
----------------------------------------------------------------------------------------

                                    (in millions)



                                                                     First               For the Years Ended December 31
                                                                     Half    -------------------------------------------------------
                                                                     2002       2001       2000        1999       1998       1997
                                                                  ---------  ---------- ----------- ---------- ---------  ----------

Earnings
  Income before income taxes                                      $   901    $(7,584)   $ 8,234     $ 9,854    $24,280     $10,124
  Equity in net (income)/loss of affiliates
   plus dividends from affiliates                                      90        857         99         (12)        87         141
  Adjusted fixed charges a/                                         4,957     11,277     11,316       9,388      9,161      10,896
                                                                  -------    -------    -------     -------    -------     -------
    Earnings                                                      $ 5,948    $ 4,550    $19,649     $19,230    $33,528     $21,161
                                                                  =======    =======    =======     =======    =======     =======

Combined Fixed Charges and
 Preferred Stock Dividends
  Interest expense b/                                             $ 4,599    $10,894    $10,937     $ 9,065    $ 8,881     $10,559
  Interest portion of rental expense c/                               188        337        318         265        228         297
  Preferred stock dividend requirements of
   majority owned subsidiaries and trusts                             163         55         55          55         55          55
                                                                  -------    -------    -------     -------    -------     -------
    Fixed charges                                                   4,950     11,286     11,310       9,385      9,164      10,911
Ford preferred stock dividend requirements d/                          10         22         22          22        121          85
                                                                  -------    -------    -------     -------    -------     -------
  Total combined fixed charges
   and preferred stock dividends                                  $ 4,960    $11,308    $11,332     $ 9,407    $ 9,285     $10,996
                                                                  =======    =======    =======     =======    =======     =======
Ratios
  Ratio of earnings to fixed charges                                  1.2       f/          1.7         2.0       3.7e/        1.9

  Ratio of earnings to combined fixed
   charges and preferred stock dividends                              1.2       f/          1.7         2.0       3.6e/        1.9


- - - - -
a/  Fixed charges, as shown above, adjusted to exclude the amount of interest capitalized during the period and preferred stock dividend requirements of majority owned subsidiaries and trusts.
b/  Includes interest, whether expensed or capitalized, and amortization of debt expense and discount or premium relating to any indebtedness.
c/  One-third of all rental expense is deemed to be interest.
d/  Preferred stock dividend requirements of Ford Motor Company increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements based on Ford Motor Company's effective income tax rates.
e/  Earnings used in calculation of this ratio include the $15,955 million gain on the spin-off of The Associates. Excluding this gain, the ratio is 1.9.
f/  Earnings for the year ended December 31, 2001 were inadequate to cover fixed charges. The coverage deficiency was $6.7 billion for ratio of earnings to fixed charges and $6.8 billion for ratio of earnings to combined fixed charges and preferred stock dividends.


Prior periods have been changed.
